Exhibit 99.1

NEWS RELEASE

Contact:

Alliance Imaging

Howard Aihara

Executive Vice President

Chief Financial Officer

(714) 688-7100

ALLIANCE IMAGING REPORTS RESULTS

FOR THE FIRST QUARTER ENDED MARCH 31, 2006;

RAISES FULL YEAR 2006 GUIDANCE

ANAHEIM, CA—May 4, 2006–Alliance Imaging, Inc. (NYSE:AIQ), a leading national provider of diagnostic imaging services, announced results for the first quarter ended March 31, 2006.

Revenue for the first quarter of 2006 increased 8.9% to $115.3 million from $106.0 million in the comparable 2005 quarter.

Alliance’s Adjusted EBITDA (as defined below), was $43.6 million in the first quarter, a 6.0% increase compared to $41.1 million in the same quarter a year ago. “Adjusted EBITDA” as defined under the terms of Alliance’s Credit Agreement, is earnings before interest expense, net of interest income; income taxes; depreciation expense; amortization expense; minority interest expense; non-cash share-based compensation; a maximum of $750,000 of severance and related costs in each fiscal year; and any other non-cash charges. For a more detailed discussion of Adjusted EBITDA and reconciliation to net income, see the table entitled “Adjusted EBITDA” included in the tables following this release.

Earnings per share on a diluted basis, in accordance with generally accepted accounting principles, was $0.10 per share for the first quarter of 2006, compared to $0.12 per share in the comparable period of 2005. Severance and related costs reduced diluted earnings per share by approximately $0.01 in the first quarter of 2006. Non-cash share-based compensation reduced diluted earnings per share by $0.01 in the first quarter of 2006 primarily as a result of the Company’s adoption of Statement of Financial Accounting Standard No. 123 (revised December 2004) “Share-Based Payment” effective January 1, 2006.

Cash flow provided by operating activities was $19.5 million in the first quarter of 2006 compared to $27.1 million in the corresponding quarter of 2005. Capital expenditures in the first quarter of 2006 were $24.3 million compared to $13.5 million in the first quarter of 2005. Alliance opened one new fixed-site in the first quarter of 2006.

Alliance’s long-term debt decreased $5.7 million to $573.9 million as of March 31, 2006 from $579.6 million as of December 31, 2005. Cash and cash equivalents decreased $3.7 million to $9.7 million at March 31, 2006 from $13.4 million at December 31, 2005.

Paul S. Viviano, Chairman of the Board and Chief Executive Officer, stated, “Due to our strong first quarter 2006 results, we are raising our guidance for the full year. While the healthcare services environment will continue to face many challenges, we are pleased with our progress.”

Full Year 2006 Guidance

The Company’s previous guidance was for revenue to range from $428 million to $438 million, Adjusted EBITDA to range from $138 million to $146 million, and capital expenditures to range from $75 million to $80 million.

Alliance is raising its full year 2006 guidance. Revenue is now expected to range from $445 million to $453 million, Adjusted EBITDA to range from $157 million to $163 million, capital expenditures to range from $85 million to $90 million, and long-term debt, net of the change in cash and cash equivalents, is expected to decrease by $25 million to $30 million. Consistent with previous guidance, the Company expects to open 10 to 15 fixed-sites in 2006, a portion of which are planned to replace mobile service to the Company’s current customers. The Company’s income tax rate is expected to total approximately 41% of pretax income.

First Quarter 2006 Earnings Conference Call

Investors and all others are invited to listen to a conference call discussing first quarter 2006 results. The conference call is scheduled for Friday, May 5, 2006 at 1:00 p.m. Eastern Time. The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.allianceimaging.com. Click on Audio Presentations in the Investor Relations section of the website to access the link. The conference call can also be accessed at (888) 247-2250 (United States) or (973) 935-8452 (International). Interested parties should call at least five minutes prior to the conference call to register. A replay of the call can be accessed until August 5, 2006 by visiting the Company’s website or by calling (877) 519-4471 (United States) or (973) 341-3080 (International). The conference call identification number is 7320546.

About Alliance Imaging

Alliance Imaging is a leading national provider of diagnostic imaging services. Alliance provides imaging and therapeutic services primarily to hospitals and other healthcare providers on a shared and full-time service basis, in addition to operating a growing number of fixed-site imaging centers. The Company had 509 diagnostic imaging systems, including 345 MRI systems and 74 PET or PET/CT systems, and served over 1,000 clients in 44 states at March 31, 2006. Of these 509 diagnostic imaging systems, 73 were located in fixed-sites, which includes systems installed in hospitals or other buildings on or near hospital campuses, medical groups’ offices, or medical buildings and retail sites.

Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. For a complete list of risks and uncertainties, please refer to the Risk Factor section of the Company’s Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

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ALLIANCE IMAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

(in thousands, except per share amounts)

	First Quarter Ended
	March 31,
	2005	2006

Revenues	$105,964	$115,343

Costs and expenses:
Cost of revenues, excluding depreciation and amortization	53,936	59,867
Selling, general and administrative expenses	11,686	13,756
Employment agreement costs	274	—
Severance and related costs	—	489
Depreciation expense	20,463	21,001
Amortization expense	881	1,244
Interest expense, net of interest income	9,061	10,216
Other (income) and expense, net	(332)	728
Total costs and expenses	95,969	107,301
Income before income taxes, minority interest expense, and earnings from unconsolidated investees	9,995	8,042
Income tax expense	4,132	3,474
Minority interest expense	412	540
Earnings from unconsolidated investees	(684)	(1,040)
Net income	$6,135	$5,068

Comprehensive income, net of taxes:
Net income	$6,135	$5,068
Unrealized gain on hedging transactions, net of taxes	2,745	817
Comprehensive income, net of taxes:	$8,880	$5,885

Earnings per common share:
Basic	$0.12	$0.10
Diluted	$0.12	$0.10

Weighted average number of shares of common stock and common stock equivalents:
Basic	49,132	49,608
Diluted	50,312	49,974

ALLIANCE IMAGING, INC.

ADJUSTED EBITDA

(in thousands)

Adjusted EBITDA represents net income before interest expense, net of interest income; income taxes; depreciation expense; amortization expense; minority interest expense; non-cash share-based compensation; a maximum of $750,000 of severance and related costs in each fiscal year; and any other non-cash charges. Adjusted EBITDA is not a presentation made in accordance with accounting principles generally accepted in the United States of America. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as  a measure of profitability or liquidity. Adjusted EBITDA is included because the Company’s amended credit agreement uses a measure similar to this to calculate the Company’s compliance with covenants such as interest coverage ratio (as defined in Section 7.6A of the Company’s amended credit agreement), consolidated leverage ratio (as defined in Section 7.6B of the Company’s amended credit agreement) and consolidated senior leverage ratio (as defined in Section 7.6J of the Company’s amended credit agreement). The Company’s failure to comply with these covenants could result in the amounts borrowed under these instruments, together with accrued interest and fees, becoming immediately due and payable. If the Company is not able to refinance this debt when it becomes due, the Company could become subject to bankruptcy proceedings. Per the credit agreement, the Company was required to maintain a maximum consolidated leverage ratio not to exceed 4.00 to 1.00 as of both March 31, 2005 and 2006, and maintain a minimum interest coverage ratio in excess of 2.50 to 1.00 and 2.75 to 1.00 for the quarters ended March 31, 2005 and 2006, respectively. As a result of the fourth amendment to the credit agreement, beginning December 31, 2005, the Company was further required to maintain a maximum consolidated senior leverage ratio not to exceed 3.00 to 1.00 for the duration of the agreement. The Company was in compliance with these covenants for the quarters ended March 31, 2005 and 2006. While Adjusted EBITDA is used to measure the Company’s compliance with its debt covenants, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The calculation of Adjusted EBITDA in accordance with the Company’s amended credit agreement is shown below:

	1st Quarter Ended March 31,
	2005	2006
Net income	$6,135	$5,068
Income tax expense	4,132	3,474
Interest expense, net of interest income	9,061	10,216
Amortization expense	881	1,244
Depreciation expense	20,463	21,001
Non-cash share-based compensation	63	715
Minority interest expense	412	540
Severance and related costs	—	489
Other non-cash charges (included in other income and expense, net)	—	858
Adjusted EBITDA	$41,147	$43,605

Consolidated leverage ratio, as of the last day of any fiscal quarter, is defined under our credit agreement as the ratio of the consolidated total debt as of that date to the consolidated adjusted EBITDA for the four fiscal quarters ending on that date. As of March 31, 2005 and 2006, our consolidated leverage ratio was as follows:

	March 31,
	2005		2006
Consolidated total debt	$549,379		$573,913
Last 12 months consolidated Adjusted EBITDA	168,170		162,454
Consolidated leverage ratio	3.27	x	3.53	x

Consolidated senior leverage ratio, as of the last day of any fiscal quarter, is defined under our credit agreement as the ratio of the consolidated senior debt as of that date to the consolidated adjusted EBITDA for the four fiscal quarters ending on that date. As of March 31, 2006, our consolidated senior leverage ratio was as follows:

	March 31,
	2006
Consolidated senior debt	$420,372
Last 12 months consolidated Adjusted EBITDA	162,454
Consolidated senior leverage ratio	2.59	x

Interest coverage ratio is defined under our credit agreement as the ratio of consolidated Adjusted EBITDA to   consolidated cash interest expense for the four fiscal quarter period ending on the last day of any fiscal quarter. For the quarters ended March 31, 2005 and 2006, our interest coverage ratio was as follows:

	First Quarter Ended March 31,
	2005		2006
Last 12 months consolidated Adjusted EBITDA	$168,170		$162,454
Last 12 months consolidated cash interest expense	48,004		35,427
Interest coverage ratio	3.50	x	4.59	x

ALLIANCE IMAGING, INC.

SELECTED CONDENSED

CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

	December 31, 2005	March 31, 2006

Cash and cash equivalents	$13,421	$9,744
Accounts receivable, net	48,236	52,847
Total current assets	80,512	91,531
Equipment, net	358,949	360,190
Total assets	675,342	682,703
Total current liabilities	79,253	72,736
Long-term debt, including current maturities	579,582	573,913
Total stockholders’ deficit	(40,256)	(33,474)

ALLIANCE IMAGING, INC.

SELECTED STATISTICAL INFORMATION

	First Quarter Ended March 31,
	2005	2006
MRI
Average number of total systems	332.2	328.1
Average number of scan-based systems	281.9	279.7
Scans per system per day (scan-based systems)	9.45	9.36
Total number of scan-based MRI scans	191,042	182,422
Price per scan	$355.86	$358.60

Scan-based MRI revenue (in millions)	$68.0	$65.4
Non-scan based MRI revenue (in millions)	6.7	6.5
Total MRI revenue (in millions)	$74.7	$71.9

PET and PET/CT
Average number of systems	50.3	67.1
Scans per system per day	5.18	5.82
Total number of PET and PET/CT scans	15,784	24,464
Price per scan	$1,371	$1,312

Total PET and PET/CT revenue (in millions)	$21.8	$32.3

Revenue breakdown (in millions)
Total MRI revenue	$74.7	$71.9
PET and PET/CT revenue	21.8	32.3
Other modalities and other revenue	9.5	11.1
Total revenues	$106.0	$115.3

Total fixed-site revenue (in millions)	$15.6	$17.8

ALLIANCE IMAGING, INC.

SELECTED STATISTICAL INFORMATION

MRI REVENUE GAP

(in millions)

The Company utilizes the MRI revenue gap as a statistical measure of its MRI client losses and new client contracts. The MRI revenue gap is calculated by measuring the difference between (a) the quarterly MRI revenue run rate lost as a result of clients choosing to terminate contracts with the Company, excluding clients for which Alliance provides interim service and clients that the Company elects to terminate, and (b) projected quarterly new MRI revenue from new client contracts commencing service in the quarter.

The MRI revenue gap for the last eight calendar quarters and the last twelve month period ended March 31, 2006 is as follows:

	(a) Revenue Lost	(b) New Revenue	MRI Revenue Gap
2004
Second Quarter	$(13.7)	$10.1	$(3.6)
Third Quarter	(11.0)	6.5	(4.5)
Fourth Quarter	(16.4)	5.9	(10.5)

2005
First Quarter	(9.4)	5.9	(3.5)
Second Quarter	(12.2)	8.8	(3.4)
Third Quarter	(14.2)	4.4	(9.8)
Fourth Quarter	(8.9)	9.7	0.8

2006
First Quarter	(10.2)	6.4	(3.8)

Last Twelve Months Ended March 31, 2006	$(45.5)	$29.3	$(16.2)